UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 23, 2012

WESTWAY GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34586	20-4755936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

365 Canal Street, Suite 2900 New Orleans, LA		70130
(Address of Principal Executive Offices)		(Zip Code)

(504) 525-9741

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 23, 2012 (the “Closing Date”), Westway Group, Inc. (the “Company”) entered into a Warrant Repurchase Agreement (the “Agreement”) among the Company, Francis Jenkins, Jr., a director of the Company (“Mr. Jenkins”), and certain of his affiliates (together with Mr. Jenkins, the “Sellers”). Pursuant to the Agreement, the Company repurchased from the Sellers, at a purchase price of $0.87 per warrant, 1,371,429 warrants to purchase Class A Common Stock of the Company, resulting in an aggregate purchase price to the Sellers of $1,193,143.23. The per warrant purchase price reflects a $0.12 per share discount to the spread between the exercise price of the warrants and the closing market price of the Company’s Class A Common Stock on the Closing Date.

The terms of the repurchase and the Agreement were approved by a special committee of independent directors of the Company. Under the terms of the Agreement, the payment of the cash purchase price from the Company to the Sellers was in full satisfaction of any and all obligations owed by the Company to the Sellers with respect to the repurchased warrants. At the closing of the repurchase, the warrants were cancelled.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Also on the Closing Date, John E. Toffolon, Jr., a director of the Company, and certain of his affiliates exercised on a cashless basis 366,668 warrants to purchase Class A Common Stock of the Company at an exercise price of $5.00 per warrant. In accordance with the terms of the warrants, the value of the warrants for purposes of the cashless exercise was determined by reference to the average of the market closing prices for the five consecutive trading days preceding the date of exercise, resulting in a net issuance of 59,576 shares of Class A Common Stock to Mr. Toffolon and his affiliates.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title
10.1	Warrant Repurchase Agreement dated as of May 23, 2012, by and among Westway Group, Inc. and the parties identified as Sellers on the signature pages thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2012	WESTWAY GROUP, INC.

	By:	/s/ Thomas A. Masilla, Jr.

Name: Thomas A. Masilla, Jr.
Title: Chief Financial Officer

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